UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

ALSERES PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

239 South Street, Hopkinton, Massachusetts		01748
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements

SIGNATURE

Item 1.01. Entry into Material Definitive Agreements.

On June 26, 2012 Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), a specialty pharmaceutical company focused on precision diagnostic radiopharmaceuticals, announced that it has elected to continue its diligence through the end of July with the Company to license [123I]-E-IAFCT Injection (CFT), also called Altropane®, an Iodine-123 radiolabeled imaging agent, being developed as an aid in the diagnosis of Parkinson’s disease and movement disorders.

Navidea’s announcement stated that “Since January, we have made good progress in our diligence efforts regarding CFT; however, we are still in the process of obtaining and interpreting feedback from the relevant regulatory bodies that we believe is necessary to clarify the development pathway,” according to Dr. Thomas Tulip, EVP and Chief Business Officer of Navidea.

The option agreement Navidea entered into in January 2012 with the Company provided Navidea with exclusive rights through July 31, 2012 to perform final due diligence and prepare the documentation necessary to enter into a definitive license agreement for CFT. Under the terms of the option agreement, Navidea paid Alseres an option fee of $500,000 for the exclusive right to negotiate a definitive license agreement by June 30, 2012. However, the option agreement also provided Navidea the right to extend the option period from June 30, 2012, to July 31, 2012, for an additional $250,000 which would be due upon execution of a definitive license, if completed.

The option agreement anticipates that Navidea will issue Alseres 400,000 shares of Navidea common stock upon execution of the definitive license agreement. The option also anticipates that the license agreement will provide for contingent milestone payments of up to $3.0 million, $2.75 million of which will principally occur at the time of product registration or upon commercial sales, and the issuance of up to an additional 1.05 million shares of Navidea stock, 950,000 shares of which are issuable at the time of product registration or upon commercial sales. In addition, the license terms outlined in the option agreement anticipate royalties on net sales of the approved product which are consistent with industry-standard terms.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alseres Pharmaceuticals, Inc.

Date: July 2 , 2012	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer